Free Writing Prospectus pursuant to Rule 433 dated October 25, 2024

Registration Statement No. 333-269296

Market Linked Notes — Upside Participation to a Cap and Principal Return at Maturity Notes Linked to a Basket due May 4, 2028

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)		Underwriting discount:

up to 3.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.325% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.25% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Market measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

	Basket Component	Weighting Percentage
	iShares® China Large-Cap ETF (current Bloomberg ticker: “FXI UP Equity”)	50.00%

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.35% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

	iShares® MSCI China ETF (current Bloomberg ticker: “MCHI UQ Equity”)	50.00%

Pricing date:	expected to be October 30, 2024		Hypothetical Payout Profile*
Issue date:	expected to be November 4, 2024
Calculation day:	expected to be May 1, 2028
Stated maturity date:	expected to be May 4, 2028
Starting level:	100
Ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return multiplied by (2) its weighting percentage

Basket return:	ending level – starting level starting level
Initial basket component price:	with respect to a basket component, the fund closing price of such basket component on the pricing date
Final basket component price:	with respect to a basket component, the fund closing price of such basket component on the calculation day

Basket component return:

with respect to a basket component, its “basket component return” is the percentage change from its initial basket component price to its final basket component price, measured as follows:

final basket component price – initial basket component price initial basket component price

* assumes a maximum return of 26.50% of the face amount per note ($265.00 per note).

If the ending level is less than the starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated October 24, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated October 24, 2024
●
WFS Product Supplement No. 4 dated February 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Maximum return:	at least 26.50%
Upside participation rate:	100%
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the ending level is greater than the starting level: $1,000 plus the lesser of:
i.
$1,000 × basket return × upside participation rate; and
ii.
the maximum return; or
•
if the ending level is less than or equal to the starting level: $1,000

CUSIP:	40058FM83
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Calculation Day
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Components or Any Basket Component Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Components or Any Basket Component Stock
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Basket Components

▪
The Policies of the Investment Advisor For Any Basket Components and of the Sponsor of the Fund Underlying Index Tracked By Any Basket Component Could Affect the Amount Payable on Your Notes and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Basket Components or That There Will Be

Liquidity in Any Such Trading Market; Further, the Basket Components Are Subject to Management Risks, Securities Lending Risks and Custody Risks

▪
Each Basket Component and Its Fund Underlying Index Are Different and the Performance of Each Basket Component May Not Correlate With the Performance of Its Fund Underlying Index
▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes
▪
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

Additional Risks Related to the iShares® China Large-Cap ETF

▪
The iShares® China Large-Cap ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.